                                                                    Exhibit 12.1

                      RATIO OF EARNINGS TO FIXED CHARGES


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                               YEAR ENDED DECEMBER 31
                                                                     -------------------------------------------
                                                                     1997      1996      1995      1994     1993
                                                                     ----      ----      ----      ----     ----
                                                                                   (in thousands)
Earnings from continuing operations before
 income taxes                                                      $ 2,168   $ 3,903   $10,406   $12,776  $ 6,006
     Add back:
          Interest expense                                          16,470    15,999     5,040     2,905    4,370
          Amortization of deferred financing costs                     551       764       520       131      173
                                                                   -------   -------   -------   -------  -------
Earnings available for fixed charges                               $19,189   $20,666   $15,966   $15,812  $10,549
                                                                   -------   -------   -------   -------  -------
Fixed charges:
     Interest expense                                              $16,470   $15,999   $ 5,040   $ 2,905  $ 4,370
     Amortization of deferred financing costs                          551       764       520       131      173
                                                                   -------   -------   -------   -------  -------
Total fixed charges                                                $17,021   $16,763   $ 5,560   $ 3,036  $ 4,543
                                                                   -------   -------   -------   -------  -------
Ratio of earnings to fixed charges                                    1.13      1.23      2.87      5.21     2.32

Note: The ratio of earnings to fixed charges is computed by dividing earnings available for fixed charges by total fixed charges.